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                                                                    EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Physician Sales & Service, Inc. for the registration of 70,275 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 1997, except for Note 8, as to which the date is December 4, 1997, with respect to the consolidated financial statements of Gulf South Medical Supply, Inc. for the year ended December 31, 1996, included in the Joint Proxy Statement/Prospectus of Physician Sales and Service, Inc. and Gulf South Medical Supply, Inc. that is made a part of the Registration Statement on Form S-4 filed with Securities Exchange Commission on January 15, 1998.


                                              /s/ ERNST & YOUNG LLP

Jackson, Mississippi
February 20, 1998